Exhibit 99.1
GREAT AJAX CORP. ANNOUNCES RESULTS FOR THE QUARTER
ENDED JUNE 30, 2020

Second Quarter Highlights

•Interest income of $23.7 million; net interest income after reversal of provision for credit losses of $15.0 million as a result of better than expected loan performance and the related impact on future repayment rates
•Net income attributable to common stockholders of $6.2 million
•Basic earnings per common share (“EPS”) of $0.27
•Book value per common share of $15.20 at June 30, 2020
•Taxable income of $(0.09) per common share
•Collected total cash of $57.8 million from loan payments, sales of real estate owned ("REO") and investments in debt securities and beneficial interests
•Raised $125.0 million, net of offering costs, in a series of private placements of preferred stock and warrants placed with institutional accredited investors
•Held $163.4 million of cash and cash equivalents at June 30, 2020; average daily cash balance for the quarter was $125.7 million
•At June 30, 2020, approximately 72.6% of our portfolio based on current UPB made at least 12 out of the last 12 payments

New York, NY—August 4, 2020 —Great Ajax Corp. (NYSE: AJX), a Maryland corporation that is a real estate investment trust, today announces its results of operations for the quarter ended June 30, 2020. We focus primarily on acquiring, investing in and managing a portfolio of RPLs secured by single-family residences and commercial properties and, to a lesser extent, NPLs. In addition to our continued focus on residential RPLs, we also originate and acquire small-balance commercial loans ("SBCs") secured by multi-family retail/residential and mixed use properties and acquire multi-family retail/residential and mixed use and commercial properties.

Selected Financial Results (Unaudited)
($ in thousands except per share amounts)

	For the three months ended
	June 30, 2020	March 31, 2020	December 31, 2019	September 30, 2019	June 30, 2019
Loan interest income(1,2)	$18,732	$22,121	$22,656	$23,869	$24,706
Earnings from debt securities and beneficial interests(2,3)	$5,028	$5,006	$4,203	$3,322	$3,140
Interest expense	$(13,058)	$(13,070)	$(13,884)	$(14,317)	$(15,439)
Net interest income	$10,647	$14,216	$13,229	$13,406	$12,689
Provision for credit benefit/(losses)	$4,328	$(5,109)	$(561)	$(3)	$(85)
Other income, income/(loss) on sale of mortgage loans and income/(loss) from equity method investments	$1,352	$(1,070)	$1,048	$1,913	$8,099
Total revenue, net(1,4,5)	$16,327	$8,037	$13,716	$15,316	$20,703
Consolidated net income(1)	$8,818	$1,496	$7,119	$8,223	$13,626
Net income per basic share	$0.27	$0.02	$0.31	$0.39	$0.67
Average equity(1,6)	$469,831	$356,539	$368,814	$348,521	$340,470
Average total assets(1)	$1,597,678	$1,559,821	$1,556,054	$1,523,956	$1,559,729
Average daily cash balance(7)	$125,739	$58,586	$66,072	$55,881	$48,907
Average carrying value of RPLs(1)	$1,048,704	$1,080,453	$1,098,477	$1,121,100	$1,136,133
Average carrying value of NPLs(1)	$33,683	$32,767	$31,973	$31,447	$35,213
Average carrying value of SBC loans	$5,413	$22,116	$25,002	$27,558	$28,075
Average carrying value of debt securities and beneficial interests	$333,359	$298,304	$245,701	$198,320	$192,129
Average asset level debt balance(1,8)	$1,041,673	$1,067,983	$1,068,164	$1,057,536	$1,107,812
____________________________________________________________
(1)Reflects the impact of consolidating the assets, liabilities and non-controlling interests of Ajax Mortgage Loan Trust 2017-D ("2017-D") and Ajax Mortgage Loan Trust 2018-C ("2018-C"), which are 50% and 37%, respectively, owned by third-party institutional investors.
(2)All quarters for loan interest income and interest income on investment in debt securities and beneficial interests have been updated to reflect gross interest income from interest income net of provision for credit benefit/(losses).
(3)Interest income on investment in debt securities and beneficial interests issued by our joint ventures is net of servicing fees.
(4)Total revenue includes net interest income, income from equity method investments and other income.
(5)Total revenue for the quarter ended June 30, 2019 includes approximately $5.2 million net gain from an RPL sale, after adjusting for foregone interest income, reduced interest expense and other loan related expenses.
(6)Average equity includes the effect of an aggregate of $115.1 million of preferred stock issued during the quarter ended June 30, 2020.
(7)Average daily cash balance includes cash and cash equivalents, and excludes cash held in trust.
(8)All quarters have been updated to reflect average asset level debt balance from total average debt balance.

Our consolidated net income attributable to common stockholders increased $5.8 million for the quarter ended June 30, 2020 compared to the quarter ended March 31, 2020 primarily as a result of a recovery of $4.3 million of provision for credit losses on our loan and securities portfolios. The reversal of the provision for credit losses was primarily triggered by better than expected loan performance and its related impact on future cash flows as the COVID-19 impact on cash flow extension has not been as material as we anticipated. Our book value increased to $15.20 per common share from $14.37 at March 31, 2020 primarily from the effects of a $23.2 million mark to market increase in the fair value of our debt securities as prices of mortgage backed securities generally recovered from March 31, 2020 levels.

Net interest income prior to the reversal of the provision for credit losses decreased $3.6 million over the prior quarter primarily driven by a decrease in the average balance of our mortgage loan portfolio and decreases in the average yields on our loan and securities portfolios. Our overall cost of funds increased approximately 11 basis points during the second quarter primarily due to higher rates on certain of our mark to market securities repurchase lines of credit caused by recent market disruption offset by lower costs on our mortgage loan repurchase lines of credit.

We acquired no mortgage loans or securities during the quarter ended June 30, 2020, and ended the quarter with $1.1 billion carrying value of mortgage loans with an aggregate UPB of $1.2 billion and investments in debt and equity securities of $327.9 million. We closed on a second pool of 677 loans with UPB of $123.2 million for a purchase price of $114.0 million that was prefunded into our joint venture, Ajax Mortgage Loan Trust 2020-A, in which we hold 20.0% of each class of the securities. 2020-A was formed in the quarter ended March 31, 2020 and is not consolidated in our financial statements.

We recorded $0.1 million in impairments on our REO held-for-sale portfolio in real estate operating expense for the quarter ended June 30, 2020 compared to $0.9 million for the quarter ended March 31, 2020. We continue to liquidate our REO properties held-for-sale at a faster rate than we acquire properties, with 14 properties sold in the second quarter while two were added to REO held-for-sale through foreclosures. The carrying value of our inventory of REO held-for-sale declined by 50% year-to-date through June 30, 2020 and we expect the rate of new foreclosures to continue to decline due to the continuing impact of COVID-19.

We recorded income from our investments in affiliates of $0.7 million for the quarter ended June 30, 2020 compared to a loss of $1.1 million for the quarter ended March 31, 2020. The increase is driven by mark to market gains on shares of our stock held by our Manager and our Servicer, in which we hold an investment, versus mark to market losses recorded at March 31, 2020. We account for our investments in our Manager and our Servicer using the equity method of accounting.

Other expense increased for the quarter ended June 30, 2020 over the quarter ended March 31, 2020 primarily due to the amortization of our put option liability associated with the preferred stock capital raise we completed during the quarter.

We use security and loan repurchase agreements, among other means, to fund our investment activities. Our securities repurchase agreements are subject to margin calls based on the fair value of the security. Due to the turmoil in the financial markets resulting from the COVID-19 outbreak, we received an unusually high volume of margin calls from our financing counterparties during the first quarter of 2020. During the quarter ended June 30, 2020, we recovered cash collateral on a net basis in the amount of $24.7 million from lenders and had $7.6 million of cash collateral on deposit with financing counterparties at June 30, 2020. We reduced our mark to market financing by $30.2 million during the quarter.

We collected $57.8 million of cash during the quarter as a result of loan payments, loan payoffs, sales of REO and cash collections on our securities portfolio to end the second quarter with $163.4 million in cash and cash equivalents. $42.5 million of our cash collections were derived from our mortgage loan and REO portfolios as a result of loan payments, loan payoffs and sales of REO during the quarter and $15.3 million were derived from interest and principal payments on investments in debt securities and beneficial interests. Of the $42.5 million of cash collections from mortgage loans and REO, we received $18.8 million from loans paying the full amount of principal, past due interest and charges.

The following table provides an overview of our portfolio at June 30, 2020 ($ in thousands):

No. of loans	5,948	Weighted average LTV(5)	73.6%
Total UPB	$1,181,161	Weighted average remaining term (months)	302
Interest-bearing balance	$1,105,494	No. of first liens	5,890
Deferred balance(1)	$75,667	No. of second liens	58
Market value of collateral(2)	$1,897,367	No. of rental properties	9
Price/total UPB(3)	82.3%	Capital invested in rental properties	$1,389
Price/market value of collateral	54.3%	No. of REO held-for-sale	33
Re-performing loans	97.0%	Market value of REO held-for-sale(6)	$7,156
Non-performing loans	2.6%	Carrying value of debt securities and beneficial interests in trusts	$333,359
SBC commercial loans(4)	0.4%	Loans with 12 for 12 payments as an approximate percentage of UPB(7)	72.6%
Weighted average coupon	4.5%	Loans with 24 for 24 payments as an approximate percentage of UPB(8)	65.6%
____________________________________________________________
(1)Amounts that have been deferred in connection with a loan modification on which interest does not accrue. These amounts generally become payable at maturity.
(2)As of date of acquisition.
(3)Our loan portfolio consists of fixed rate (52.1% of UPB), ARM (9.4% of UPB) and Hybrid ARM (38.5% of UPB) mortgage loans.
(4)SBC loans includes both purchased and originated loans.
(5)UPB as of June 30, 2020 divided by market value of collateral and weighted by the UPB of the loan.
(6)Market value of other REO is the estimated expected gross proceeds from the sale of the REO less estimated costs to sell, including repayment of servicer advances.
(7)Loans that have made at least 12 of the last 12 payments, or for which the full dollar amount to cover at least 12 payments has been made in the last 12 months.
(8)Loans that have made at least 24 of the last 24 payments, or for which the full dollar amount to cover at least 24 payments has been made in the last 24 months.

Subsequent Events

Since quarter end, we have acquired 239 residential RPLs with aggregate UPB of $45.4 million in four transactions from four sellers. The purchase price equaled 88.9% of UPB and 66.2% of the estimated market value of the underlying collateral of $60.9 million.

We also have agreed to acquire, subject to due diligence, 29 residential RPLs and three NPLs with aggregate UPB of $8.1 million and $0.9 million, respectively, in nine transactions and one transaction, respectively, from eight sellers and one seller, respectively. The purchase price of the residential RPLs equals 87.1% of UPB and 61.3% of the estimated market value of the underlying collateral of $11.4 million. The purchase price of the NPLs equals 77.2% of UPB and 58.0% of the estimated market value of the underlying collateral of $1.2 million. We also agreed to acquire two SBC loans with UPB of $2.1 million. The purchase price of the SBC loans equals 100.0% of UPB.

On July 30, 2020, we priced Ajax Mortgage Loan Trust 2020-B ("2020-B") with $97.2 million of AAA-rated senior securities, and $17.3 million of A-rated securities issued with respect to $156.5 million of mortgage loans, all of which were RPLs. The AAA- and A-rated securities have a weighted average coupon of 1.874% and represent 73.2% of the UPB of the underlying mortgage loans. Our cost of funds on our securities and mortgage loan repurchase lines of credit decreased materially subsequent to the end of the quarter ended June 30, 2020. We expect this reduction, combined with the closing of 2020-B, to have a favorable impact on our overall cost of funds.

On August 4, 2020, our Board of Directors declared a cash dividend of $0.17 per share to be paid on August 31, 2020 to our common stockholders of record as of August 14, 2020.

Conference Call

Great Ajax Corp. will host a conference call at 5:00 p.m. EST on Tuesday, August 4, 2020 to review our financial results for the quarter. A live Webcast of the conference call will be accessible from the Investor Relations section of our website www.greatajax.com. An archive of the Webcast will be available for 90 days.

About Great Ajax Corp.

Great Ajax Corp. is a Maryland corporation that is a real estate investment trust, that focuses primarily on acquiring, investing in and managing RPLs secured by single-family residences and commercial properties and, to a lesser extent, NPLs. We also originate and acquire loans secured by multi-family residential and smaller commercial mixed use retail/residential properties and acquire multi-family retail/residential and mixed use and commercial properties. We are externally managed by Thetis Asset Management LLC. Our mortgage loans and other real estate assets are serviced by Gregory Funding LLC, an affiliated entity. We have elected to be taxed as a real estate investment trust under the Internal Revenue Code.

Forward-Looking Statements

This press release contains certain forward-looking statements. Words such as “believes,” “intends,” “expects,” “projects,” “anticipates,” and “future” or similar expressions are intended to identify forward-looking statements. These forward-looking statements are subject to the inherent uncertainties in predicting future results and conditions, many of which are beyond the control of Great Ajax, including, without limitation, risks relating to the impact of the COVID-19 outbreak and the risk factors and other matters set forth in our Annual Report on Form 10-K for the period ended December 31, 2019 filed with the Securities and Exchange Commission (the “SEC”) on March 4, 2020 and, when filed with the SEC, our Quarterly Report on Form 10-Q for the period ended June 30, 2020. The COVID-19 outbreak has caused significant volatility and disruption in the financial markets both globally and in the United States. If COVID-19 continues to spread or the response to contain it is unsuccessful, Great Ajax could experience material adverse effects on its business, financial condition, liquidity and results of operations. Great Ajax undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required by law.

CONTACT:	Lawrence Mendelsohn
Chief Executive Officer
Or
Mary Doyle
Chief Financial Officer
Mary.Doyle@aspencapital.com
503-444-4224

GREAT AJAX CORP. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(Dollars in thousands except per share amounts)

	Three months ended
	June 30, 2020	March 31, 2020	December 31, 2019	September 30, 2019
	(unaudited)	(unaudited)	(unaudited)	(unaudited)
INCOME:
Interest income	$23,705	$27,286	$27,113	$27,723
Interest expense	(13,058)	(13,070)	(13,884)	(14,317)
Net interest income	10,647	14,216	13,229	13,406
Provision for credit benefit/(losses)	4,328	(5,109)	(561)	(3)
Net interest income after provision for credit benefit/(losses)	14,975	9,107	12,668	13,403

Income/(loss) from equity method investments	672	(1,112)	31	583
Income/(loss) on sale of mortgage loans(1)	—	(705)	—	109
Other income	680	747	1,017	1,221
Total revenue, net	16,327	8,037	13,716	15,316

EXPENSE:
Related party expense - loan servicing fees	1,936	2,014	2,156	2,197
Related party expense - management fee	2,143	1,799	1,801	2,215
Loan transaction expense	65	(103)	16	52
Professional fees	732	805	608	446
Real estate operating expense	188	912	796	1,216
Other expense	2,325	1,025	985	940
Total expense	7,389	6,452	6,362	7,066
Loss on debt extinguishment	—	408	247	—
Income before provision for income tax	8,938	1,177	7,107	8,250
Provision for income tax (benefit)	120	(319)	(12)	27
Consolidated net income	8,818	1,496	7,119	8,223
Less: consolidated net income attributable to non-controlling interests	735	1,096	462	532
Consolidated net income attributable to Company	8,083	400	6,657	7,691
Less: dividends on preferred stock	1,841	—	—	—
Consolidated net income attributable to common stockholders	$6,242	$400	$6,657	$7,691
Basic earnings per common share	$0.27	$0.02	$0.31	$0.39
Diluted earnings per common share	$0.27	$0.02	$0.31	$0.36

Weighted average shares – basic	22,808,943	22,070,354	21,083,719	19,751,142
Weighted average shares – diluted	22,929,849	22,189,984	29,487,273	28,200,653

(1)We sold no mortgage loans during the three months ended June 30, 2020. During the three months ended March 31, 2020, we sold 26 SBC mortgage loans with a carrying value of $26.1 million and UPB of $26.2 million for a loss of $0.7 million. During the three months ended December 31, 2019, we sold no mortgage loans. During the three months ended September 30, 2019, we sold three mortgage loans with a carrying value of $1.9 million and UPB of $2.0 million for a gain of $0.1 million.

GREAT AJAX CORP. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(Dollars in thousands except per share amounts)

	June 30, 2020	December 31, 2019
	(unaudited)
ASSETS
Cash and cash equivalents	$163,422	$64,343
Cash held in trust	190	20
Mortgage loans, net(1,2)	1,080,617	1,151,469
Property held-for-sale, net(3)	6,879	13,537
Rental property, net	1,354	1,534
Investments at fair value(4)	257,990	231,685
Investments in beneficial interests(5)	69,876	57,954
Receivable from servicer	15,460	17,013
Investments in affiliates	28,487	29,649
Prepaid expenses and other assets	15,649	9,637
Total assets	$1,639,924	$1,576,841

LIABILITIES AND EQUITY
Liabilities:
Secured borrowings, net(1,2,6)	$609,812	$652,747
Borrowings under repurchase transactions	400,035	414,114
Convertible senior notes, net(6)	111,773	118,784
Management fee payable	2,139	1,634
Accrued expenses and other liabilities	17,295	5,478
Total liabilities	1,141,054	1,192,757

Equity:
Preferred stock, $0.01 par value, 25,000,000 shares authorized
Series A 7.25% Fixed-to-Floating Rate Cumulative Redeemable, $25.00 liquidation preference per share, 2,307,400 shares issued and outstanding at June 30, 2020 and no shares issued or outstanding at December 31, 2019	51,100	—
Series B 5.00% Fixed-to-Floating Rate Cumulative Redeemable, $25.00 liquidation preference per share, 2,892,600 shares issued and outstanding at June 30, 2020 and no shares issued and outstanding at December 31, 2019	64,044	—
Common stock $0.01 par value; 125,000,000 shares authorized, 22,924,982 shares issued and outstanding at June 30, 2020 and 22,142,143 shares issued and outstanding at December 31, 2019	230	222
Additional paid-in capital	317,029	309,395
Treasury stock	(564)	(458)
Retained earnings	45,084	49,446
Accumulated other comprehensive gain/(loss)	(3,936)	1,277
Equity attributable to stockholders	472,987	359,882
Non-controlling interests(7)	25,883	24,202
Total equity	498,870	384,084
Total liabilities and equity	$1,639,924	$1,576,841
___________________________________________________________

(1)Mortgage loans, net include $871.7 million and $908.6 million of loans at June 30, 2020 and December 31, 2019, respectively, transferred to securitization trusts that are variable interest entities (“VIEs”); these loans can only be used to settle obligations of the VIEs. Secured borrowings consist of notes issued by VIEs that can only be settled with the assets and cash flows of the VIEs. The creditors do not have recourse to the primary beneficiary (Great Ajax Corp.). Mortgage loans, net include $14.5 million and $2.0 million of allowance for loan credit losses at June 30, 2020 and December 31, 2019, respectively.
(2)As of June 30, 2020, balances for Mortgage loans, net includes $312.0 million and Secured borrowings, net of deferred costs includes $263.6 million from the 50% and 63% owned joint ventures. As of December 31, 2019, balances for Mortgage loans, net includes $341.8 million and Secured borrowings, net of deferred costs includes $284.8 million from a 50% and 63% owned joint ventures, all of which we consolidate under U.S. Generally Accepted Accounting Principles ("U.S. GAAP.")
(3)Property held-for-sale, net, includes valuation allowances of $1.3 million and $1.8 million at June 30, 2020 and December 31, 2019, respectively.
(4)As of June 30, 2020 and December 31, 2019 Investments at fair value include amortized cost basis of $261.9 million and $230.4 million, respectively, and unrealized losses of $3.9 million and unrealized gains of $1.3 million, respectively.
(5)Investments in beneficial interests includes allowance for credit losses of $7.0 million at June 30, 2020. No allowance for credit losses were recorded as of December 31, 2019.
(6)Secured borrowings and convertible senior notes are presented net of deferred issuance costs.
(7)Non-controlling interests includes $24.2 million at June 30, 2020, from 50% and 63% owned joint ventures. Non-controlling interests includes $22.4 million at December 31, 2019, from a 50% and 63% owned joint ventures, all of which we consolidate under U.S. GAAP.